EXHIBIT 99.1

NEWS	Contact: Steve Krablin (713) 346-7773
FOR IMMEDIATE RELEASE

NATIONAL OILWELL REPORTS THIRD QUARTER EARNINGS

HOUSTON, TX, October 29, 2004—National-Oilwell, Inc. (NYSE: NOI) today announced results for the third quarter of 2004, reporting net income of $27.8 million, or $0.32 per diluted share, compared to second quarter 2004 net income of $21.4 million, or $0.25 per diluted share. Revenues were $619 million for the period compared to second quarter revenues of $534 million.

Backlog of capital equipment orders increased to $575 million at September 30, 2004, compared to $441 million at June 30, 2004. At December 31, 2003, backlog was $339 million.

Products and Technology Group
 Revenues of $418 million in the third quarter were up $70 million sequentially, primarily due to a $43 million increase in capital equipment revenues from backlog. Products and Technology revenues that were not backlog related were also up $27 million, or 14% on a sequential basis. Operating income increased by 29% sequentially on the higher revenues.

Distribution Services Group
 Revenues of $233 million in the third quarter were up $15 million sequentially. Operating income margins for this group continued to improve as operating income of $8.5 million was $1.8 million higher than the second quarter.

Pete Miller, Chairman, President, and CEO, stated “Our capital equipment backlog increased significantly in the third quarter to $575 million, as we obtained new orders of $333 million and recognized record quarterly revenues from backlog of $199 million. Approximately $150 million of the new orders came from a contract to build a new concept drilling facility in Kazakhstan. Our quoting activity for future international land and offshore projects continues to increase, and we are seeing increased interest in the North American land and offshore markets as well. Capital equipment revenues from backlog should approximate $650-700 million in 2004 and we believe these same revenues in 2005 will be in the $900 million to $1 billion range. As volumes increase and rising steel and commodity costs are passed through on new orders delivered in 2005, our margins in the capital equipment area should continue to increase.

-more-

“Our third quarter non-capital revenues were strong in both the Distribution and Products and Technology segments, with each participating in the improving markets that continue to strengthen throughout North America and internationally. We believe each of these non-capital businesses can generate revenues of $850-950 million in 2005.”

Merger Update
 On October 13, 2004, National Oilwell and Varco International, Inc. jointly announced that they have received a request for additional information from the Antitrust Division of the U.S. Department of Justice regarding the proposed merger between the companies. Both companies are gathering information to comply with the request and expect to respond by late November or early December. Closing of the transaction is expected to occur as quickly as possible after regulatory clearance is received.

The Company has scheduled a conference call today at 10:00 a.m. Central Time to discuss third quarter results. The call will be broadcast through the Investor Relations link on National Oilwell’s web site at www.natoil.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-262-2131 five to ten minutes prior to the scheduled start time.

National Oilwell is a worldwide leader in the design, manufacture and sale of comprehensive systems and components used in oil and gas drilling and production, as well as in providing supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

-more-

The following table sets forth comparative data (in thousands, except per share data):

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2004	2003	2004	2004	2003
Revenues
Products and Technology Group	$418,405	$318,707	$347,981	$1,071,153	$965,647
Distribution Services Group	233,304	206,947	218,369	669,781	580,540
Eliminations	(32,817)	(27,054)	(32,795)	(92,282)	(71,613)

Total	$618,892	$498,600	$533,555	$1,648,652	$1,474,574
Operating Income
Products and Technology Group	$44,990	$41,562	$34,925	$103,411	$120,157
Distribution Services Group	8,463	4,119	6,684	20,627	10,207
Corporate	(4,325)	(3,306)	(3,326)	(10,875)	(9,383)

Total	$49,128	$42,375	$38,283	$113,163	$120,981
Net Income	$27,829	$21,704	$21,387	$60,180	$57,312
Average diluted shares outstanding	86,712	85,198	86,389	86,345	84,888
Net income per diluted share	$0.32	$0.25	$0.25	$0.70	$0.68
Backlog for capital equipment at quarter end	$575,000	$340,000	$441,000	$575,000	$340,000

Condensed Balance Sheet Data:
Cash and cash equivalents	$73,365		$62,678
Other current assets	1,241,135		1,203,570

Total current assets	1,314,500		1,266,248
Net property, plant and equipment	242,629		241,222
Other assets	722,016		748,554

Total assets	$2,279,145		$2,256,024
Current liabilities	$470,495		$426,762
Current and long-term debt	523,989		579,300
Other long-term liabilities	97,174		99,738

Total liabilities	1,091,658		1,105,800
Minority interest	16,906		16,210
Shareholders’ equity	1,170,581		1,134,014

Total liabilities and equity	$2,279,145		$2,256,024

# # # # #